American Funds Tax-Exempt Fund of New York One Market Street, Steuart Tower, Suite 2000 San Francisco, CA 94105-1409 Telephone (415) 421-9360 Fax (415) 393-7140

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$3,102
Class B	$6
Class C	$160
Class F1	$54
Class F2	$415
Total	$3,737

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3104
Class B	$0.2157
Class C	$0.2112
Class F1	$0.2882
Class F2	$0.3124

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	9,779
Class B	17
Class C	760
Class F1	134
Class F2	1,409
Total	12,099

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.21
Class B	$10.21
Class C	$10.21
Class F1	$10.21
Class F2	$10.21